News Release

Integra Bank Corporation Announces Management Promotions

EVANSVILLE, INDIANA – July 24, 2008 – Integra Bank Corporation (Nasdaq Global Market: IBNK) announced today that the Board of Directors approved the promotions of three executive officers.

First, Martin M. Zorn, Chief Financial Officer and Executive Vice President-Finance and Risk was promoted to Chief Operating Officer and Chief Financial Officer of Integra Bank Corporation and Integra Bank N.A. Zorn joined the Company in 2001.

Second, Raymond D. Beck, Executive Vice President and Chief Credit Officer was promoted to Executive Vice President, Chief Credit and Risk Officer of Integra Bank Corporation and Integra Bank N.A. Beck joined the Company in 2006.

Third, Roger M. Duncan, Executive Vice President of Integra Bank N.A., President of Evansville Region and Community Banking Division was promoted to Executive Vice President, Retail Manager and Community Markets Manager of Integra Bank N.A. Duncan will also retain his position as President of Evansville Region. Duncan joined Integra Bank N.A. in 1993.

“Martin, Ray and Roger have demonstrated strong leadership since joining Integra. These changes are a natural progression for each of them and the Company,” commented Mike Vea, Chairman, President and Chief Executive Officer.

About Integra

Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. As of June 30, 2008, Integra has $3.4 billion in total assets and operates 80 banking centers and 136 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Moody’s Investors Service has assigned an investment grade rating of A3 for Integra Bank’s long-term deposits. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) rating as of July 1, 2008, has IBNK outperforming 96.0% of the companies in the Russell 3000 Index and 96.5% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

Contacts:

Mike Vea, Chairman, President and CEO — 812-464-9604
Gretchen Dunn, Shareholder Relations — 812-464-9677

Web site:

http://www.integrabank.com